Exhibit 99.2

Scientific Games Corporation

April 13, 2011

Manager Communication Guidelines for Proposed Stock Option Exchange Program

On April 13, 2011, Scientific Games Corporation filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) which includes a proposal requesting approval by Scientific Games’ stockholders of a stock option exchange program (the “Proposed Option Exchange”).  The Proposed Option Exchange, if approved by stockholders and then implemented by Scientific Games, would permit our employees and directors to surrender certain “underwater” stock options (that is, options with exercise prices substantially above the current market price of our stock) and receive in return restricted stock units relating to fewer shares than the surrendered stock options.

The Proposed Option Exchange is governed by SEC rules and regulations.  One of the SEC’s primary concerns with regard to employee communications is making sure that employees have accurate and complete information and are not influenced or coerced in any way to participate in the program.  Accordingly, we are required to file with the SEC all written and recorded information provided on the Proposed Option Exchange.  Another SEC concern is that employees who are stockholders not have more information than stockholders who are not employees.  As a manager, your communications with employees (and directors) are subject to these SEC requirements.   If incorrect information is given to employees or some employees are given additional information that no one else has, we will have to take a series of complicated (and expensive) corrective steps.

Consequently, it is important that management not speculate about the Proposed Option Exchange in any way.   If you are approached by an employee (or a director) who has questions about the proposal, you should direct them to the information contained in our proxy statement itself or to the General Counsel or Deputy General Counsel to answer their questions.

Do not answer a question via e-mail, text or by leaving a voicemail.  SEC rules require us to file all written and recorded communications made on behalf of Scientific Games about the Proposed Option Exchange with the SEC.

Assuming we receive the necessary stockholder approval at our annual meeting of stockholders on June 7, 2011, we will provide you and all employees and directors with an update.  Should an implementation date be set thereafter, we will provide detailed information on the exchange so that employees and directors can make an informed decision on whether to participate and the details of how to do so. In the meantime, there is no action required by employees or directors nor should there be internal discussion on the topic.

The Proposed Option Exchange described in this communication has not yet commenced. Even if the requisite stockholder approval is obtained, Scientific Games may still decide later not to implement the Proposed Option Exchange.  If Scientific Games decides to implement the Proposed Option Exchange, it will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (SEC) upon the commencement of the Proposed Option Exchange. Persons who are eligible to participate in the Proposed Option Exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Proposed Option Exchange.

In connection with the proposal to be voted on by Scientific Games’ stockholders to approve the Proposed Option Exchange discussed in this communication, Scientific Games has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement.  Scientific Games stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the Proposed Option Exchange, because they will contain important information about the proposal to be voted on by stockholders with respect to the Proposed Option Exchange.

Scientific Games stockholders and option holders will be able to obtain the written materials described above and other documents filed by Scientific Games with the SEC free of charge from the SEC’s website at www.sec.gov.  In addition, stockholders and option holders may obtain free copies of the documents filed by Scientific Games with the SEC by directing a written request to: Scientific Games Corporation, 750 Lexington Avenue, New York, New York 10022 Attention: Investor Relations.